Exhibit 10.1

SECOND AMENDMENT TO RESTATED LOAN AGREEMENT

This Second Amendment to Restated Loan Agreement (this “Amendment”) dated as of November 12, 2008, is made among GMX RESOURCES INC., an Oklahoma corporation (the “Borrower”), the BANKS (as defined below), CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association, as administrative agent, arranger and bookrunner, for the Banks (and individually as a Bank), UNION BANK OF CALIFORNIA, N.A., as syndication agent (and individually as a Bank), BNP PARIBAS, as co-documentation agent (and individually as a Bank), and COMPASS BANK, as co-documentation agent (and individually as a Bank), who agree as follows:

RECITALS

A. This Amendment pertains to that certain Third Amended and Restated Loan Agreement dated effective as of June 12, 2008, among the Borrower, the Agent and the Banks, as amended by the First Amendment dated as of October 29, 2008 (as amended, the “Loan Agreement”). As used in this Amendment, capitalized terms used herein without definition herein shall have the meanings provided in the Loan Agreement.

B. The Borrower, the Agent and the Banks desire to amend the Loan Agreement (i) to modify the Base Rate interest provisions to address the financial market’s compression between the Prime Rate and the LIBO Rate, (ii) to modify the covenant pertaining to the Borrower’s Hedging Program to increase the hedging limitation from 80% to 85%, and (iii) to add provisions to address issues that arise if a Bank fails to fund on its Commitment, and to provide for other matters pertinent to the Loan.

AGREEMENT

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and the loans and extensions of credit heretofore, now or hereafter made to the Borrower by the Banks, the parties hereto hereby agree as follows:

ARTICLE 1.

AMENDMENT AND AGREEMENT

1.1 Section 5.18 of the Loan Agreement is amended and restated, to read in its entirety as follows:

Hedging Program. At all times when the Percentage Outstanding exceeds seventy-five (75%), the Borrower shall enter into and maintain in effect a hedging program (the “Hedging Program”) consisting of Permitted Hedge Agreements that are mutually satisfactory to the Agent, the Required Banks and the Borrower. Without limiting the foregoing, the Borrower acknowledges the

Agent’s and the Banks’ general expectation that at such time the Permitted Hedge Agreements comprising the Hedging Program (i) shall in no contract fix a price for a term of more than three (3) years, and (ii) in the aggregate shall cover no more than eighty five (85%) percent of the Borrower’s projected oil and gas PDP production set forth in the most recent engineering report used in the Borrowing Base re-determination.

1.2 Section 1.2 of the Loan Agreement is amended to amend and restate in its entirety the definition of “Base Rate”, such restated definition to read in its entirety as follows:

“Base Rate” shall mean, for any day, an interest rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus one-half of one percent (0.5%) plus the Applicable LIBO Rate Margin, and (c) the LIBO Rate on such day for a one month Interest Period commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day), provided that if during any calendar month the Base Rate becomes determined under either clause (b) or clause (c) above, then (notwithstanding any language in Section 2.1(b) to the contrary) the Base Rate for the remainder of that calendar month shall continue to be determined using solely that clause until the first Business Day of the next calendar month. For the avoidance of doubt, for purposes of this definition, LIBO Rate for any day shall be determined in accordance with the definition thereof but using the rate per annum as determined by the Agent on such day using the referenced information page’s information appearing on such day and time. Without notice to the Borrower, the Base Rate shall change automatically from time to time as and in the amount by which the Prime Rate, the Federal Funds Rate or the LIBO Rate shall fluctuate, subject to the limiting proviso stated above in this definition, with each such change in the Base Rate to be effective as of the date of such change in the Prime Rate, the Federal Funds Rate or the LIBO Rate, respectively. If, however, the Agent determines on any day that no LIBO Rate bid rate is quoted to the Agent (or otherwise that adequate and reasonable methods do not exist for ascertaining the LIBO Rate) for a one month Interest Period for purposes of determining the interest rate on the Base Rate Advances on any day, then the Base Rate Advances shall bear interest at the greater of (x) the Prime Rate in effect on such day and (y) the Federal Funds Rate in effect on such day plus one-half of one percent (0.5%) plus the Applicable LIBO Rate Margin, until the Agent determines that LIBO Rate bid rates are being provided.

1.3 Section 1.2 of the Loan Agreement is amended to add a new definition of “Federal Funds Rate”, in its proper alphabetical place, to read in its entirety as follows:

“Federal Funds Rate” shall mean, for any day, the weighted average (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the quotations at approximately 10:00 a.m. (Central Time) on such day for such transactions received by the Agent from three federal funds brokers of recognized standing selected by Agent.

1.4 Section 1.2 of the Loan Agreement is amended to add new definitions of “Defaulting Bank”, “Defaulting Bank Unfunded Portion”, and “Outstandings”, each in its proper alphabetical place, each to read in its respective entirety as follows:

“Defaulting Bank” shall mean any Bank, as determined by the Agent, that has (a) failed to fund any portion of an Advance under the Loan or any reimbursement of a payment drawing under a letter of credit within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Agent, the Issuing Bank or any Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Advances under the Loan and to reimburse payments drawings under then outstanding letters of credit, (d) otherwise failed to pay over to the Agent or any other Bank any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Defaulting Bank Unfunded Portion” shall mean the unfunded portion of the Commitment of such Defaulting Bank, including both its portion of any Advance which such Defaulting Bank has failed to pay to the Agent, and its pro rata portion of any unreimbursed payment drawing under any letter of credit which such Defaulting Bank has failed to pay to the Issuing Bank.

“Outstandings” shall mean, as to each Bank, a Bank’s respective actual portion of the outstanding Indebtedness, being the Bank’s portion of the unpaid and outstanding aggregate principal balance of the Advances under its Note plus the Bank’s participation in the undisbursed amount of all standby letters of credit plus the Bank’s portion of the aggregate amount of all payment drawings under letters of credit honored by the Issuing Bank and not theretofore reimbursed by Borrower in any manner.

1.5 Section 1.2 of the Loan Agreement is amended to amend and restate in its entirety the definition of “Commitment Limit”, such restated definition to read in its entirety as follows:

“Commitment Limit” shall mean, at any particular date, the lesser of (a) the Amount (as it may be increased by the Banks from time to time) or (b) the Borrowing Base as most recently determined and in effect (including the effect of any Periodic Reductions), provided, however, that when a Defaulting Bank shall exist, Commitment Limit shall mean, at any particular date, the lesser of (x) the Amount minus the Defaulting Bank Unfunded Portion or the Borrowing Base minus the Defaulting Bank Unfunded Portion.

1.6 Subsection (e) of Section 2.1 of the Loan Agreement is amended to change in the fourth sentence of the second paragraph “thirty (30) days” to be instead “fifteen (15) days”, and further to add the following sentence to the end of the second paragraph of Subsection 2.1(e), such sentence to read in its entirety as follows:

Such Defaulting Bank shall make such sale in accordance with the provisions of Section 9.6.

1.7 Section 2.5 of the Loan Agreement is amended to add a new Subsection (h), such subsection to read in its entirety as follows:

(h) Notwithstanding any provision in this Section 2.5 to the contrary, the payment of fees under Subsections 2.5(b), (c) and (e) shall be subject to the provisions of Section 2.15.

1.8 Article 2 of the Loan Agreement is amended to add a new Section 2.15, such section to read in its entirety as follows:

Section 2.15 Defaulting Bank. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting

Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a) Any amount payable to such Defaulting Bank hereunder (whether on account of principal, interest, fees or otherwise, and including any amount that would otherwise be payable to such Defaulting Bank pursuant to Section 2.9, Section 2.10, Section 3.4 and Section 9.1), except excluding Subsection 2.1(e) and Section 9.6, shall, in lieu of being distributed to such Defaulting Bank, be retained by the Agent in a segregated account and be applied at such time or times as may be determined by the Agent (i) first, to the payment of any amounts owing by such Defaulting Bank to the Agent hereunder, (ii) second, to the payment of any amounts owing by such Defaulting Bank to the Issuing Bank hereunder, (iii) third, to the funding of any Advance under the Loan or the funding or cash collateralization of any participating interest in any letter of credit in respect of which such Defaulting Bank has failed to fund its reimbursement portion thereof as required by this Agreement, (iv) fourth, if so determined by the Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Bank under this Agreement, (v), fifth, pro rata, to the payment of any amounts owing to the Borrower or the Banks as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement, and (vi), sixth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a prepayment of the principal amount of the Loan or is a reimbursement payment in respect of payments under any letter of credit in either case which a Defaulting Bank has not funded its participation obligations, the Defaulting Bank shall be subordinated and such payment shall be applied solely to prepay the Outstandings of (including the Advances of and the letter of credit reimbursement obligations owed to) all non-Defaulting Banks pro rata before being applied to the prepayment of any Outstandings of (whether Advances by or letter of credit reimbursement obligations owed to) any Defaulting Bank, until all Advances and all letter of credit reimbursements of which the Defaulting Bank did not fund its portion are paid and the Loan is reduced to the level at which the Defaulting Bank had ceased to fund.

(b) Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Bank pursuant to Subsection 2.5(b). Further, a Borrowing Base redetermination fee under Subsection 2.5(e) shall cease to be owing to such Defaulting Bank.

Letter of credit fees under Subsection 2.5(c) shall be handled as provided in Subsection 2.15(c).

(c) If any Letter of Credit Usage exists at the time a Bank becomes a Defaulting Bank, then, if the conditions set forth in Section 7.4 are satisfied at such time:

(i) The Letter of Credit Usage shall be reallocated among the non-Defaulting Banks, after disregarding the Defaulting Bank’s Commitment, in proportion with their respective Commitments, but only to the extent that the sum of all non-Defaulting Banks’ portions of funded Advances and Letter of Credit Usage does not exceed the total of all the non-Defaulting Banks’ portions of the Commitment Limit;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Agent cash collateralize such Defaulting Bank’s portion of the Letter of Credit Usage (after giving effect to any partial reallocation described in clause (i) above), with such cash to be held by the Agent as collateral for the payment of such letters of credit, for such long as such Letter of Credit Usage is outstanding;

(iii) If the Borrower cash collateralizes any portion of such Defaulting Bank’s Letter of Credit Usage pursuant to this Subsection 2.15(c), the Borrower shall not be required to pay any letter of credit fees to such Defaulting Bank pursuant to Subsection 2.1)(g) with respect to such Defaulting Bank’s portion of the Letter of Credit Usage during the period such Defaulting Bank’s portion of the Letter of Credit Usage is cash collateralized, and further the Agent and the Borrower may determine under Subsection 2.15(a) to release monies deposited by Borrower in so cash collateralizing to the extent replaced by funds payable to the Defaulting Bank;

(iv) If the reallocation described in clause (i) above is made, then the letter of credit fees payable to the Banks pursuant to Subsection 2.1(g) shall be adjusted in accordance with such non-Defaulting Bank’s Commitments (disregarding any Defaulting Bank’s Commitment);

(v) If any Defaulting Bank’s portion of the Letter of Credit Usage is neither cash collateralized nor reallocated pursuant to this Subsection 2.15(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Bank hereunder, the Issuing Bank shall instead be paid the letter of credit fees that would have been payable to the Defaulting Lender, and the Issuing Bank shall have the right to payments under Subsection 2.15(a)(ii) above; and

(vi) So long as any Bank is a Defaulting Bank, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit unless it is satisfied that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Banks or cash collateral will be provided by the Borrower in accordance with this Subsection 2.15(c), and participating interests in any such newly issued or increased letter of credit shall be allocated among non-Defaulting Banks in a manner consistent with Subsection 2.15(c)(i) (and Defaulting Banks shall not participate therein).

(d) The Commitment of such Defaulting Bank shall not be included in determining whether all Banks or the Required Banks have voted or taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.4), provided that any waiver, amendment or modification requiring the consent of all Banks or each affected Bank in either case which affects such Defaulting Bank differently than other affected Banks, or an increase in the Commitment of such Defaulting Bank, shall require the consent of such Defaulting Bank.

(e) The Borrower, the Agent or any other Bank may, upon notice to such Defaulting Bank and the Agent, require such Defaulting Bank to sell all of its interests, rights and obligations under this Agreement and the Note held by it to another Bank or bank in accordance with and subject to the restrictions contained in Section 9.6 hereof, provided such a willing, qualified assignee is identified by the requesting party.

(f) In the event that the Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Bank has adequately remedied all matters that cause such Bank to be a Defaulting Bank, then the Outstandings shall be readjusted to reflect the inclusion of such Bank’s Commitment and on such date such Bank shall purchase at par such of the Advances of the other Banks and participations in the letters of credit issued by the Issuing Bank as the Agent may determine may be necessary in order for such Bank to hold its portion of the Loan in accordance with its pro rata portion of its Commitment to the total Commitments.

1.9 Section 2.9 of the Loan Agreement is amended to add the following sentence at the end of such Section, such new sentence to read in its entirety as follows:

Notwithstanding any provision of this Section 2.9 to the contrary, if any Bank becomes a Defaulting Bank, then the provisions of

Section 2.15 shall apply for so long as such Bank is a Defaulting Bank.

1.10 Section 2.10 of the Loan Agreement is amended to add the following sentence at the end of such Section, such new sentence to read in its entirety as follows:

Notwithstanding any provision of this Section 2.10 to the contrary, if any Bank becomes a Defaulting Bank, then the provisions of Section 2.15 shall apply for so long as such Bank is a Defaulting Bank.

1.11 Section 3.4 of the Loan Agreement is amended to add a new Subsection (g), such new Subsection to read in its entirety as follows:

(g) Notwithstanding any provision of this Section 3.4 to the contrary, if any Bank becomes a Defaulting Bank, then the provisions of Section 2.15 shall apply for so long as such Bank is a Defaulting Bank.

1.12 Subsection 9.1(a) of the Loan Agreement is amended to add the following sentence at the end of such Subsection, such new sentence to read in its entirety as follows:

Notwithstanding any provision of this Subsection 9.1(a) to the contrary, if any Bank becomes a Defaulting Bank, then the provisions of Section 2.15 shall apply for so long as such Bank is a Defaulting Bank.

1.13 Section 10.4 of the Agreement is amended to add a new clause (x), such additional clause to be inserted, in its proper numerical order, to read in its entirety as follows:

, or (x) amend any provision of Section 2.15.

Further, Section 10.4 is amended to add the following new sentence at the end of such Section, such new sentence to read in its entirety as follows:

Notwithstanding any provision of this Section 10.4 to the contrary, if any Bank becomes a Defaulting Bank, then the provisions of Subsection 2.15(d) shall apply for so long as such Bank is a Defaulting Bank.

ARTICLE 2.

ACKNOWLEDGMENT OF COLLATERAL

2.1 The Borrower hereby specifically reaffirms all of the Collateral Documents. The Borrower hereby confirms and agrees that the Collateral Documents secure the Loan Agreement as amended by this Amendment.

ARTICLE 3.

MISCELLANEOUS

3.1 The Borrower represents and warrants to the Agent and the Banks (which representations and warranties will survive the execution of this Amendment) that (i) all representations and warranties contained in the Loan Agreement and the Collateral Documents are true and correct on and as of the date hereof as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date, (ii) no event has occurred and is continuing as of the date hereof which constitutes a Default or Event of Default, (iii) there has not occurred any material adverse change in the Collateral or other assets, liabilities, financial condition, business operations, affairs or circumstances of the Borrower and the Subsidiaries taken as a whole or any other facts, circumstances or conditions (financial or otherwise) upon which a Bank has relied or utilized in making its decision to enter into this Amendment, and (iv) there is no defense, offset, compensation, counterclaim or reconventional demand with respect to amounts due under, or performance of, the terms of the Notes and the Loan Agreement. To the extent any such defense, offset, compensation, counterclaim or reconventional demand or other causes of action by the Borrower against the Agent or any Bank might exist, whether known or unknown, such items are hereby waived by the Borrower.

3.2 Except as expressly modified by this Amendment, all terms and provisions of the Loan Agreement are hereby ratified and confirmed and shall be and shall remain in full force and effect, enforceable in accordance with its terms.

3.3 The Borrower agrees to pay on demand all costs and expenses of the Agent and the Banks in connection with the preparation, reproduction, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder (including the reasonable fees and expenses of counsel for the Agent). In addition, Borrower shall pay any and all stamp or other taxes, recordation fees and other fees payable in connection with the execution, delivery, filing or recording of this Amendment and the other instruments and documents to be delivered hereunder and agrees to hold Agent and the Banks harmless from and against any all liabilities with respect to or resulting from any delay or omission in paying such taxes or fees.

3.4 This Amendment may be executed in multiple separate counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each party’s signature may appear on a separate counterpart but all such counterpart taken together shall constitute one and the same instrument. The parties specifically confirm their intent to be bound by delivery of such signed counterparts by telecopier or pdf email.

3.5 The provisions of this Amendment shall become effective if and when, and only when, (i) each and every representation and warranty of Borrower contained in this Amendment is true, complete and accurate, (ii) no event exists which constitutes a Default, (iii) the receipt by the Agent of (x) a duly executed counterpart of this Amendment, and (y) a certificate of the secretary of the Borrower setting forth resolutions of its board of directors in form and substance satisfactory to the Agent and Agent’s counsel with respect to the authorization of this

Amendment. The Borrower hereby certifies by execution of this Amendment that the foregoing conditions (i) and (ii) are satisfied and true and correct.

3.6 Notwithstanding that such consent is not required under the Guaranty Agreements or the other Collateral Documents, Endeavor and Diamond each consents to the execution and delivery of this Amendment by the parties hereto. As a material inducement to the Agent and the Banks to amend the Loan Agreement as set forth herein, Endeavor and Diamond each (i) acknowledges and confirms the continuing existence, validity and effectiveness of its respective Guaranty Agreement and each of the other Collateral Documents to which it is a party and (ii) agrees that the execution, delivery and performance of this Amendment shall not in any way release, diminish, impair, reduce or otherwise affect its obligations thereunder.

(Remainder of this Page Intentionally Left Blank; Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BORROWER:	GMX RESOURCES INC.

	By:	/s/ James A. Merrill
	Name:	James A. Merrill
	Title:	Chief Financial Officer and Treasurer

AGENT:	CAPITAL ONE, NATIONAL ASSOCIATION

	By:	/s/ Eric Broussard
	Name:	Eric Broussard
	Title:	Senior Vice President

BANKS:	CAPITAL ONE, NATIONAL ASSOCIATION, as a Bank

	By:	/s/ Eric Broussard
	Name:	Eric Broussard
	Title:	Senior Vice President

BNP PARIBAS

	By:	/s/ Edward Pak
	Name:	Edward Pak
	Title:	Vice President

BNP PARIBAS

	By:	/s/ Betsy Jocher
	Name:	Betsy Jocher
	Title:	Director

[SIGNATURE PAGE TO SECOND AMENDMENT TO RESTATED LOAN AGREEMENT]

COMPASS BANK

By:	/s/ Kathleen J. Bowen
Name:	Kathleen J. Bowen
Title:	Senior Vice President

FORTIS CAPITAL CORP.

By:	/s/ Scott Myatt
Name:	Scott Myatt
Title:	Vice President

By:	/s/ Darrell Holley
Name:	Darrell Holley
Title:	Managing Director

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ Jarrod Bourgeois
Name:	Jarrod Bourgeois
Title:	Vice President

[SIGNATURE PAGE TO SECOND AMENDMENT TO RESTATED LOAN AGREEMENT]

AGREED TO AND ACKNOWLEDGED by the undersigned for the purposes set forth in paragraph 3.6.

ENDEAVOR PIPELINE INC.

By:	/s/ Keith Leffel
Name:	Keith Leffel
Title:	President

DIAMOND BLUE DRILLING CO.

By:	/s/ Richard Hart
Name:	Richard (Rick) Hart
Title:	President